Exhibit 10.23

April 16, 2010

Gregg Taylor

16223 Chipstead Dr

Spring, Texas 77379

Dear Mr. Taylor:

We are pleased to offer you a position with GSE Lining Technology (hereafter referred to as the Company) as the Chief Accounting Officer. This will be an Officer position. As a salaried employee, paid semi-monthly, your base salary will be $8,333.33 per pay period or $200,000.00 annually. You will receive 10,000 options at $18.50 a share that will vest according to the following schedule;

lst Anniversary of the date of the grant 25%

2nd Anniversary of the date of the grant 50%

3rd Anniversary of the date of the grant 75%

4th Anniversary of the date of the grant 100%

If a sale of the Company should occur prior to full vesting and no lapse in employment from the initial grant date has occurred, the portion of the outstanding options which has not become fully vested at the date of such event shall immediately vest and become exercisable with respect to 100% of the option shares.

The Company will maintain Director and Officers Liability Insurance coverage on your behalf. You will be placed in the 40% management bonus pool based on 50% EBITDA and 50% personal goals. For 2010, the 40% bonus will he prorated based on your start date. If your employment with the Company remains active through December 31, 2010 you are guaranteed a $20,000.00 bonus if the 40% pro-rated bonus does not meet or exceed this amount. Except for the guaranteed portion, no more than 10% of salary bonus can be paid if actual adjusted EBITDA is below 95% of budget; and up to 40% can be paid if actual adjusted EBITDA exceeds 105% of budget.

This offer of employment is contingent upon the results of a post-offer medical examination, including tests for prohibited drugs and alcohol, verification of your prior work and academic history, and confirmation of a satisfactory job-related background and driving record. Your employment with GSE will be governed by the terms and conditions contained within GSE’s Corporate Employee Policies.

GSE offers a variety of benefits to its employees. You will be eligible for medical and dental insurance, long-term disability, group life, accidental death, a 401(k) plan, among others. Prior to your eligibility for these benefits, the Company will reimburse you for your Cobra coverage during the waiting period. Attached you will find a Benefits Summary Description to help explain some of the benefits you will be eligible. You will have available to you 168 hours of Paid Time Off (PTO) each year. In accordance, with our PTO program these hours will vest at 14 hours a month. If termination is initiated by the Company without cause, you will be awarded 6 months severance to be calculated on your base salary at the time of termination payable in one lump sum payment with applicable taxation applied to the severance payment.

The U. S. Department of Justice, Immigration and Naturalization Service, requires that all employees, citizens and non-citizens, must complete an Employment Eligibility Verification, Form 1-9, at the time of hire Be prepared to present original documents for examination by the Human Resources Department on your first day of employment. Please call HR at (281) 230-8697, if you have any questions regarding the list of acceptable documents.

Please acknowledge your acceptance of this offer by signing, dating and returning this proposal to the undersigned. Please respond within three (3) days of receipt of this letter. This position will be held open for you up to this time. This letter does not constitute any employment contract or modification of the employment at-will doctrine, and it does not provide you with any contractual right for any period of time nor guarantee continued employment. If have any further questions please feel free to contact me personally at 281-230-6773.

Sincerely

/s/ Nona Isbell
Nona Isbell
Human Resources Manager

Attachments

All of the above terms and conditions are accepted and agreed to by the undersigned:

/s/ Gregg Taylor	5/24/10
Name	Date